Exhibit 7

                      TRANSACTIONS IN SHARES OF THE COMPANY

The Reporting Persons engaged in the following sales of Shares since the most recent filing on Schedule 13D. All sales were done in the third market


  Reporting Person                                                           Price per Share
     with Direct                Date of                                         (Excluding
Beneficial Ownership          Transaction           Number of Shares           Commissions)
----------------------     ------------------     ---------------------    ---------------------
      Greenbelt                10/08/02               (20,000)                     0.015
      Greenbelt                10/09/02               (10,000)                     0.015
      Greenbelt                10/16/02               (80,000)                     0.008
      Greenbelt                10/23/02               (90,000)                     0.008
      Greenbelt                11/27/02              (100,000)                     0.008
      Greenbelt                12/02/02               (30,000)                     0.009
      Greenbelt                12/03/02               (70,000)                     0.009
      Greenbelt                12/03/02              (100,000)                     0.010
      Greentree                12/17/02              (100,000)                     0.009
      Greenbelt                12/20/02              (150,000)                     0.01
      Greensea                 12/20/02              (150,000)                     0.01
      Greenway                 12/20/02              (300,000)                     0.01
      Greenbelt                12/23/02               (50,000)                     0.01
      Greensea                 12/23/02               (73,100)                     0.01
      Greenway                 12/23/02              (100,000)                     0.01
